Exhibit 10.1

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into by and between WELLS/FREMONT ASSOCIATES, a Georgia joint venture ("Seller"), and LIGHTHOUSE WORLDWIDE SOLUTIONS, INC., a California corporation ("Purchaser"). As used herein, the “Effective Date” of this Agreement shall be the latter of the two dates upon which Seller and Purchaser execute this Agreement as indicated on the signature pages hereto.
W I T N E S S E T H:
WHEREAS, Seller desires to sell, and Purchaser desires to buy, the property hereafter described, at the price and on the terms and conditions hereafter set forth.
NOW, THEREFORE, in consideration of the recitals, the mutual covenants hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, it is agreed by and between the parties as follows:
ARTICLE I

PURCHASE AND SALE
1.1Purchase and Sale. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy from Seller, at the price and upon the other terms and conditions hereafter set forth, all of Seller's right, title and interest in and to the following:
(a)all of the real property which is legally described on Exhibit "A" attached hereto, together with any rights and appurtenances pertaining thereto, including, without limitation, air and development rights, roads, alleys, easements, straits and ways adjacent thereto, rights of ingress and egress thereto, any strips and gores within or bounding such real property and in profits or rights or appurtenances pertaining thereto (collectively, the "Land");
(b)the buildings, structures and improvements erected or located on the Land consisting of an office/warehouse building located at 47300 Kato Road, Fremont, Alameda County, California (collectively, the “Improvements”) (the Land and the Improvements are sometimes hereafter jointly referred to as the "Premises");
(c)all intangible property associated with the Premises and all assignable permits, warranties and licenses (if any) used in connection with the Premises, and all renewals thereof, substitutions therefor and additions thereto (collectively, the "Intangible Property");
(d)All heating and ventilating equipment, and air conditioning equipment, shades and blinds and carpeting, but excluding therefrom any tangible personal property not owned by Seller (collectively, the "Personal Property"); and
(e)to the extent assumed by Purchaser as contemplated in Section 6.4, the service, maintenance, operating and other contracts relating to the operation of the Premises (collectively, the "Service Contracts").
The Premises, Intangible Property, Personal Property and Service Contracts are sometimes hereafter collectively referred to as the "Property".

ARTICLE II
PURCHASE PRICE; EARNEST MONEY
2.1Purchase Price. The purchase price (the "Purchase Price") for the Property shall be Three Million Eight Hundred Twenty-Four Thousand Five Hundred Fifty Three and No/100 Dollars ($3,824,553.00).
2.2Earnest Money. Purchaser will deposit with First American Title Insurance Company ("Escrow Holder"), the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) within three (3) days after the Effective Date (the "Earnest Money"), such Earnest Money deposit to be made in the form of wire transfer or immediately available funds. At Closing (as hereafter defined) under this Agreement, Escrow Holder shall pay the Earnest Money to Seller and the Earnest Money shall be applied to the Purchase Price. Any interest earned on the Earnest Money shall be paid or credited to the party entitled to the Earnest Money (or the applicable portion thereof) hereunder; provided, however, if the transaction closes, at Closing any interest earned on the Earnest Money shall be credited to Purchaser.

ARTICLE III
SURVEY; TITLE INSURANCE
3.1    Survey. Purchaser may, at its sole cost and expense, obtain a current as-built survey of the Property (the "Updated Survey").
3.2Title Insurance. Purchaser shall obtain a current title commitment (the "Commitment") from First American Title Insurance Company, San Jose, California office (the "Title Company") for the issuance of a title insurance policy (the "Title Policy") naming Purchaser as the insured thereunder. If the Commitment and/or Updated Survey discloses any matters that are not acceptable to Purchaser (each a "Title Defect"), Purchaser shall have until the date that is five (5) business days before the expiration of the Investigation Period to notify Seller in writing of any such Title Defect. Seller shall have until two (2) business days before the expiration of the Investigation Period ("Seller's Response Period") to notify Purchaser in writing that Seller shall, on or prior to the Closing Date (as hereafter defined), cure or remove the Title Defect or obtain an endorsement to Purchaser's title insurance policy insuring over the Title Defect. Seller's failure to deliver such written notice within the Seller's Response Period shall be deemed Seller's election not to cure or remove such Title Defect or obtain an endorsement insuring over such Title Defect. If Seller elects not to cure or remove, or cannot cure or remove, any such Title Defect, or obtain a title endorsement insuring over such Title Defect, Purchaser shall either terminate this Agreement or waive its objection to such Title Defect upon written notice to Seller by the expiration of the Investigation Period and, if Purchaser elects or is deemed to have elected to have terminated this Agreement, except for any Surviving Obligations (as hereafter defined), neither Purchaser nor Seller shall have any further rights or obligations hereunder. If Purchaser exercises its termination right under this Section 3.2, the Earnest Money shall be refunded to Purchaser. If Purchaser fails to deliver such written notice by the expiration of the Investigation Period, then Purchaser shall be deemed to have agreed to take title subject to such Title Defects with no reduction in the Purchase Price.. For purposes of this Agreement, the term "Surviving Obligations" shall mean all of the respective obligations of the parties under the provisions of any and all of Section 6.3, Section 13.1, and Section 16.14 hereof. Notwithstanding anything contained herein to the contrary, Seller shall remove, and Purchaser need not object to, any and all monetary encumbrances against the Property other than non-delinquent real property taxes and assessments, including, but not limited to, deeds of trust, tax liens, judgment liens and mechanics liens.
On or before the Closing Date, Purchaser may cause the Title Company to update the Commitment. Purchaser may give written notice of objection to Seller prior to Closing of any exceptions to title in the updated Commitment that were not of record on the effective date of the original Commitment. Seller shall be obligated to cause any such additional title exceptions to be deleted that were willfully placed on the Property after the Effective Date of this Agreement. In the event any additional title exceptions exist which were not willfully placed on the Property by Seller and any of such additional exceptions materially and adversely effects the Property in Purchaser's reasonable opinion, then Purchaser may, at its option, terminate this Agreement upon written notice to Seller, in which event the Earnest Money shall be returned to Purchaser and, except for any Surviving Obligations, neither Purchaser nor Seller shall have any further rights or obligations hereunder.
At Closing and as a condition to Purchaser's obligation to close, title will be conveyed by Seller to Purchaser subject only to such title exceptions as Purchaser has approved or is deemed to have approved pursuant to the terms of this Agreement (the “Permitted Exceptions”).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
4.1Representations and Warranties of Seller. Seller represents and warrants to Purchaser the following, which representations and warranties shall be true and correct in all material respects as of the date hereof and, adjusted as provided herein, as of the Closing Date:
(a)Seller has entered into no leases or occupancy agreements for all or any portion of the Property.
(b)Seller has the full power and authority to perform its obligations hereunder.
(c)The execution, delivery and performance by Seller of this Agreement has been duly and validly authorized by all requisite action on the part of the Seller. This Agreement is intended as the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.
(d)Seller is a "United States person", as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b), and Seller has not received any notice that it is subject to "back up withholding".
(e)To the best of Seller's knowledge, Seller has received no written notice (1) of any condemnation, environmental, zoning or other land-use proceeding, instituted or threatened, against the Property; (2) of any litigation, arbitration or governmental proceeding (“Proceeding”) pending or threatened against the Property or against Seller with respect to the Property, and there exists no Proceeding being prosecuted by Seller with respect to the Property; (3) that Hazardous Materials in any material quantity have existed or currently exist in, on or under, or have been or are being disposed of or released from the Property except in compliance with applicable laws, orders, rules and regulations; and (4) from any governmental authority that the Property is not in compliance with all applicable law, rules, or regulations. As used herein, all references to “best of Seller's knowledge,” shall mean the actual knowledge of facts or relevant information, without investigation or inquiry, of Brad Pittman and Justin Caudill of Piedmont Office Realty Trust.
(f)Seller is not party to any service contracts, management contracts or other comparable agreements that will be binding upon the Property after Closing.
No officer, director, member, shareholder, partner, employee, agent, contractor or representative of Seller will have any liability arising out of or under this Agreement or any of the documents delivered to Purchaser pursuant to this Agreement or arising out of or under the transaction contemplated by this Agreement.
Except as otherwise expressly provided in this Agreement or in the documents delivered at Closing, (i) the Property is being sold in an "AS IS, WHERE IS" condition and "WITH ALL FAULTS" as of the date of this Agreement and of Closing, and except as otherwise expressly provided in this Agreement or in the documents delivered at Closing (ii) no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller as to (1) the condition or state of repair of the Property; (2) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (3) the value, expense of operation, or income potential of the Property; (4) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (5) whether the Property contains hazardous substances, hazardous materials, petroleum products, asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. The parties agree that all understandings and agreements previously made between them or their respective agents or representatives are merged in this Agreement, which alone fully and completely expresses their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity to be afforded for full investigation, with neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement. To the extent that Seller has provided to Purchaser any inspection, engineering or environmental reports (including reports concerning hazardous substances, hazardous materials, petroleum products, asbestos or harmful or toxic substances), or any other materials, information or data in connection with Purchaser's inspection of the Property, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports, materials, information and data. Purchaser acknowledges that any such reports, materials, information and data made available to Purchaser are made available as a convenience and an accommodation only, and that Seller has requested Purchaser to inspect fully the Property and investigate all matters relevant to the Property and to rely solely upon the results of Purchaser's own inspections or other information obtained or otherwise available to Purchaser, rather than any information that may have been provided by Seller to Purchaser, other than as expressly provided in this Agreement.
Seller shall promptly notify Purchaser of (i) any material change in any condition with respect to the Property; (ii) receipt of written notice with respect to the Property that would otherwise be deliverable to Purchaser hereunder, which notification shall include a copy of such written notice; or (iii) any event or circumstance which makes any representation or warranty of Seller under this Agreement untrue or misleading, it being understood that the Seller's obligations to provide notice to Purchaser shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement. If such occurs after the expiration of the Investigation Period and such is unacceptable to Purchaser as Purchaser shall determine in its reasonable discretion, Purchaser may terminate this Agreement by providing written notice to Seller, receive a refund of the Deposit and, if such was within the control of Seller or is a breach by Seller of its obligations in this Agreement, Seller shall reimburse Purchaser for its cost and expenses incurred in the negotiation of, and performance under, this Agreement, including, but not limited to, due diligence costs, non-refundable fees and costs paid to a prospective lender of Purchaser and attorneys' fees and expenses.
4.2Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller the following, which shall be true and correct as of the date hereof and as of the Closing Date:
(a)Purchaser is a corporation duly organized and validly existing under the laws of the State of California with the full power and authority to perform its obligations hereunder.
(b)The execution, delivery and performance by Purchaser of this Agreement has been duly and validly authorized by all requisite action on the part of the Purchaser. This Agreement is intended as the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.
4.3Survival of Representations and Warranties. The representations and warranties set forth in Sections 4.1 and 4.2 above shall be deemed to have been remade on and as of the Closing Date and shall survive Closing for a period of nine (9) months (the "Survival Period"). In no event shall Seller's aggregate liability to Purchaser for any breach of a surviving representation and warranty exceed $200,000.00, and in no event shall Purchaser be entitled to seek recovery for damages resulting from any breach of a surviving representation and warranty for less than $10,000.00.
ARTICLE V
SELLER'S COVENANTS
5.1Seller's Covenants. From and after the expiration of the Investigation Period and until the Closing:
(a)Seller will not, without the prior written consent of Purchaser, enter into any new lease.
(b)Seller will not, without the prior written consent of Purchaser, enter into any maintenance, leasing, service, operation, repair or other contract or agreement relating to the use, maintenance or operation of the Property, or renew any Service Contract, that is not terminated at Closing.
(c)Subject to Sections 5.1(a) and (b), Seller shall continue to operate the Property as it has during the twelve month period prior to the Effective Date.
ARTICLE VI
INVESTIGATION OF PROPERTY
6.1Investigation Period. Commencing on the date of this Agreement, and continuing for a period of thirty (30) days thereafter (the "Investigation Period"), Purchaser, including all agents, representatives and other persons designated by Purchaser, at Purchaser's sole cost and expense, shall have the right to enter on any portion of the Property at agreed upon times during normal business hours on at least one (1) business day's prior notice to Seller for the purpose of investigation, discovery and testing of the Property that Purchaser determines to be necessary or appropriate, including, without limitation, surveying and environmental studies. Purchaser agrees that it will not conduct any Phase II environmental investigation or other intrusive testing without the prior, written approval of Seller as to the scope and methodology of the testing, which consent may be withheld in seller's sole discretion. Purchaser will not contact any governmental or quasi-governmental body or agency having jurisdiction over Seller or the Property without Seller's prior written consent, which consent may be withheld in Seller's sole discretion; provided, however, Purchaser shall be permitted to review public files. Purchaser and its agents, representatives and other persons designated by Purchaser who enter the Property shall maintain commercial general liability (occurrence) insurance on terms reasonably satisfactory to Seller covering any occurrence arising in connection with the presence of Purchaser or its agents on the Property, and deliver to Seller a certificate of insurance, which names Seller as an additional insured thereunder, verifying such coverage prior to entry upon the Property. Within two (2) business days after the Effective Date, Seller shall deliver to Purchaser copies of all environmental (Phase I and Phase II), geological, soils reports and/or documents, surveys, grading plans, plans and specifications, soil reports and all maintenance records for mechanical equipment to the extent in Seller's possession or control regarding the Property, and shall otherwise make available for Purchaser's review at the Property or at Seller's office in Atlanta, Georgia such other documents reasonably requested by Purchaser (“Property Documents”).
If at any time Purchaser decides not to proceed to purchase the Property under this Agreement, then Purchaser will deliver to Seller (i) all third party reports, if any, previously delivered by Seller to Purchaser, and (ii) copies of all investigations, studies, tests, reports, surveys, and other due diligence reports or investigations performed by or for Purchaser by third parties with respect to the Property.
6.2Purchaser's Right to Terminate. If Purchaser is not satisfied in any respect with Purchaser's investigations and inspection of the Property in Purchaser's sole and absolute discretion, Purchaser may, at Purchaser's sole election, elect to terminate this Agreement by delivering written notice of such election to

Seller and Escrow Holder not later than the last day of the Investigation Period (the "Election Notice"). If Purchaser fails to deliver the Election Notice on or before the last day of the Investigation Period, Purchaser's right to terminate this Agreement pursuant to this Section 6.2 shall be waived.
6.3Indemnification. Purchaser shall keep the Property free and clear of any mechanics' and materialmen's liens or other liens arising out of its activities on the Property and those of its representatives, agents and contractors. Purchaser, at Purchaser's sole expense, shall promptly repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Article VI and Purchaser shall indemnify, defend and hold Seller, Seller's management agent, and their respective partners, officers, directors, shareholders, employees and agents, and the successors and assigns of the foregoing harmless from and against all loss, cost, damage and liability (including attorneys' fees, court costs and other reasonable costs of defense) due to damage to property or injury to persons or to the filing of any mechanics' or materialmen's liens which may be asserted or recovered against any of the foregoing indemnitees arising by reason of the tests, studies, inspections and investigations performed hereunder, which obligation of indemnification shall survive the Closing or any expiration or termination of this Agreement, however caused; provided, however, such indemnity obligation shall not extend to any pre-existing conditions merely discovered by Purchaser.
This indemnity will survive the closing of this transaction (or if this transaction does not close, the termination of this Agreement) for a period equivalent to the statute of limitations applicable to any claim or cause of action which may be brought or asserted by any party (including Seller) arising or resulting from Purchaser's exercise of the rights so created under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, Purchaser's indemnity obligations as set forth in this Paragraph 6.3 will not be limited to the Earnest Money deposited under this Agreement and Seller's right to recover from Purchaser under such indemnity will not be limited by any provisions of this Agreement providing for liquidated damages in the event of Purchaser's default under this Agreement.
6.4Service Contracts. Prior to the expiration of the Investigation Period, Purchaser shall notify Seller in writing if Purchaser elects not to assume any of the service contracts affecting the Property. If Purchaser fails to provide such notice, Purchaser shall be deemed to have accepted all such service contracts. If Purchaser notifies, or is deemed to have notified, Seller of certain service contracts which Purchaser does not elect to assume, Seller will cause such disapproved service contracts to be terminated at Closing, which termination will be effective not later than thirty (30) days after the date of Closing.
6.5Confidentiality. Purchaser and Seller agree that all documents and information concerning the Property delivered to Purchaser, the subject matter of this Agreement, and all negotiations will remain confidential, and neither party will disclose any terms of this Agreement without the prior, written approval of the other party. Purchaser and Seller will disclose such information only to those parties required to know it, including, without limitation, to potential service vendors, to employees of either of the parties, to consultants, to attorneys engaged by either Purchaser or Seller, to prospective or existing investors and lenders, as required by law, or pursuant to court order if compelled to do so by a court of competent jurisdiction. Upon the Closing, on request of either party, Seller and Purchaser will cooperate with one another to effect a joint press release announcing the sale of the Property.
6.6Financing Contingency Period. Purchaser shall have forty-five (45) days following the Effective Date (the “Financing Contingency Period”) in which to obtain a commitment for a loan in an amount equal to ninety percent (90%) of the Purchase Price and on such terms and conditions as are acceptable to Purchaser. Purchaser shall use commercially reasonable efforts to obtain such a loan commitment. Purchaser shall apply for such loan commitment no later than ten (10) days after the execution of this Agreement by Purchaser and Seller, and shall provide written evidence of the same to Seller upon written notice from Seller. In the event Purchaser is unable to obtain a commitment for a loan in such amount and on such terms and conditions as are acceptable to Purchaser, then Purchaser may, at Purchaser's sole election, either (a) terminate this Agreement by delivering written notice of such election to Seller and Escrow Holder no later than the last day of the Financing Contingency Period, or (b) waive the contingency set forth in this section 6.6 and elect to keep this Agreement in full force and effect by delivering written notice of such election to Seller and Escrow Holder no later than the last day of the Financing Contingency Period. If Purchaser fails to deliver such written notice on or before the last day of the Financing Contingency Period, Purchaser shall be deemed to have elected to terminate this Agreement pursuant to this Section 6.6.
ARTICLE VII
ESCROW AND CLOSING
7.1Escrow. This Agreement shall serve as escrow instructions to Escrow Holder to consummate the purchase and sale contemplated hereunder. Seller and Purchaser hereby authorize their respective attorneys to execute and deliver to Escrow Holder such additional and supplementary escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement, and also agree to execute, if necessary, Escrow Holder's standard or pre-printed escrow instructions but only to the extent the same are consistent with this Agreement and Escrow Holder's duties contained herein and are reasonably acceptable to Seller and Purchaser. If there is a conflict between the terms of this Agreement and any such supplementary and/or pre-printed or standard escrow instructions, the terms of this Agreement shall control.
7.2Closing. Provided this Agreement has not theretofore been terminated pursuant to the terms hereof, the closing hereunder (the "Closing") shall occur through an escrow with Escrow Holder and shall take place on or before ten (10) days following the expiration of the Financing Contingency Period (the "Closing Date"). Purchaser will give Seller not less than five (5) business days prior, written notice of the date of Closing; provided, however, if Purchaser does not provide such written notice the Closing Date shall be ten (10) days following the expiration of the Financing Contingency Period. The parties shall cause Escrow Holder to instruct the Office of the Alameda County Recorder not to make the Documentary Transfer Tax Statement a part of the public record, as permitted by Section 11932 of the California Revenue and Taxation Code.
ARTICLE VIII
CONDITIONS TO CLOSING
8.1Purchaser's Conditions to Closing. Purchaser shall not be obligated to proceed with the Closing unless and until each of the following conditions have been fulfilled or waived in writing by Purchaser:
(a)On the Closing Date, all of the covenants and agreements to be complied with or performed by Seller under this Agreement on or before the Closing shall have been complied with or performed in all material respects; and
(b)The representations and warranties made by Seller in this Agreement shall be true and complete in all material respects on and as of the Closing Date.
8.2Seller's Conditions to Closing. Seller shall not be obligated to proceed with the Closing unless and until each of the following conditions have been fulfilled:
(a)Escrow Holder shall be prepared to pay to Seller all amounts to be paid to Seller at Closing pursuant to the provisions of this Agreement;
(b)On the Closing Date, all of the covenants and agreements to be complied with or performed by Purchaser under this Agreement on or before the Closing shall have been complied with or performed in all material respects; and
(c)The representations and warranties made by Purchaser in this Agreement shall be true and complete in all material respects on and as of the Closing Date.

ARTICLE IX
CLOSING DELIVERIES
9.1Seller's Closing Deliveries. On or before one (1) business immediately preceding the Closing Date (the "Pre-Closing Date"), Seller shall deposit or cause to be deposited with Escrow Holder each of the following instruments and documents:
(a)A duly executed and recordable Grant Deed, subject only to the Permitted Exceptions;
(b)A duly executed Bill of Sale, Assignment of Contracts and Intangibles in the form attached hereto as Exhibit "B" (the "Assignment");
(c)Any documentation required to be executed by Seller with respect to any state, county or local transfer taxes applicable to the conveyance of the Property pursuant to this Agreement;
(d)An affidavit stating Seller's U.S. taxpayer identification number and that Seller is a "United States person", as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b), in the form of Exhibit "C" attached hereto;
(e)A customary owner's affidavit in a form reasonably required by the Title Company and evidence of the due authorization and performance by Seller of its obligations under this Agreement;
(f)A settlement statement (the "Settlement Statement") setting forth prorations, taxes and other monies to be paid by each party at Closing; and
(g)Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.
9.2Purchaser's Closing Deliveries. On or before the Pre-Closing Date, Purchaser shall deposit or cause to be deposited with Escrow Holder the following:
(a)The balance of the Purchase Price (i.e., less the Earnest Money, plus or minus prorations and adjustments), and such funds as are required to pay Purchaser's share of expenses under Section 12.2 of this Agreement;
(b)A duly executed Assignment;
(c)Any documentation required to be executed by Purchaser with respect to any state, county or local transfer taxes or documentary taxes applicable to the conveyance of the Property pursuant to this Agreement;
(d)The Settlement Statement;
(e)Affidavits and certificates reasonably required by the Title Company relevant to the verification by the Title Company of Purchaser's existence and authority to consummate purchase of the Property; and
(f)Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.
9.3Property-Related Material. At Closing Seller shall turn over to Purchaser, or Purchaser's agent at the Property, the original of any service contracts assumed by Purchaser if in the possession of Seller, as well as keys to the Improvements, combinations to any combination locks of Seller on the Property, and all alarm codes for any alarm systems on the Property.

ARTICLE X
PRORATIONS AND ADJUSTMENTS
10.1Prorations and Adjustments. The following shall be prorated and adjusted between Seller and Purchaser as of midnight of the day preceding the Closing such that Seller bears the expense of, and receives the income of, the Property through, but not after, the day preceding the Closing, except as otherwise specified:
(a)Seller will terminate service for water, electricity, gas, and other utility charges effective as of the date of Closing and will pay all bills for the same. Seller and Purchaser will cooperate in effecting the transfer of service to Purchaser without an interruption of utility service.
(b)Amounts paid or payable or received or receivable under assigned service contracts which are expressly assumed by the Purchaser at the Closing or to which Purchaser will be subject after Closing.
(c)All accrued but unpaid real estate taxes and assessments will be prorated on the basis of the most recently ascertainable taxes for the Premises.
(d)All special assessments which are confirmed of record as of the Closing Date (including installments payable in the future) shall be prorated.
(e)License and permit fees, if any, under assigned licenses and permits.
(f)All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.
If the parties make any errors in the closing pro-rations or if they subsequently determine any dollar amount prorated to be incorrect, Purchaser and Seller agree, upon notice from the other within one (1) year after the Closing, to make any adjustment necessary to correct the error, including payment of any amount to the other then determined to be owing. This Article X will survive the Closing.

ARTICLE XI
DEFAULT
11.1Purchaser's Default. IF PURCHASER FAILS TO CONSUMMATE THIS AGREEMENT FOR ANY REASON OTHER THAN SELLER'S DEFAULT OR THE PERMITTED TERMINATION OF THIS AGREEMENT BY EITHER SELLER OR PURCHASER AS HEREIN EXPRESSLY PROVIDED, OR IF PURCHASER OTHERWISE DEFAULTS UNDER THIS AGREEMENT, THEN SELLER'S SOLE AND EXCLUSIVE REMEDY SHALL BE TO IMMEDIATELY TERMINATE THE AGREEMENT AND RECEIVE AND RETAIN THE EARNEST MONEY AND ALL INTEREST EARNED THEREON AS LIQUIDATED DAMAGES (AND NOT A PENALTY OR FORFEITURE), AND NEITHER PARTY SHALL HAVE ANY FURTHER LIABILITY OR OBLIGATION TO THE OTHER, EXCEPT FOR ANY SURVIVING OBLIGATIONS. THE LIQUIDATED DAMAGES REFERRED TO ABOVE SHALL BE DEEMED TO BE SELLER'S SOLE AND EXCLUSIVE REMEDY IN DAMAGES. THE PROVISIONS OF THIS SECTION 11.1 SHALL NOT LIMIT IN ANY MANNER PURCHASER'S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 6.3 AND SECTION 13.1 AND SECTION 16.14 OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE SUCH TERMINATION.

SELLER'S INITIALS: /s/ REB	PURCHASER'S INITIALS: /s/ TYK

11.2Seller's Default. In the event Seller fails to consummate this Agreement for any reason other than Purchaser's default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser may, at its option, as Purchaser's sole and exclusive remedy elect to either (i) terminate this Agreement, whereupon the Earnest Money and all interest accrued thereon shall be returned and paid to Purchaser, and neither party shall have any further liability or obligation to the other, except for any Surviving Obligations and reimburse Purchaser for its cost and expenses incurred in the negotiation of, and performance under, this Agreement, including, but not limited to, due diligence costs, non-refundable fees and costs paid to a prospective lender of Purchaser and attorneys' fees and expenses not to exceed $25,000.00 in the aggregate, or (ii) assert and seek judgment for specific performance.

ARTICLE XII
EXPENSES
12.1Seller's Expenses. Seller shall pay at or prior to Closing all transfer taxes payable in connection with the transaction contemplated by this Agreement.
12.2Purchaser's Expenses. Purchaser shall pay at or prior to Closing (i) the premium for any title policies (owner's and mortgagee') and any endorsements (including extended coverage) to the owner's and the mortgagee's title insurance policies and title search and commitment fees; (ii) all escrow fees charged by Escrow Holder; (iii) the cost for the Updated Survey; and (iv) all other costs incurred by Purchaser.
12.3Attorneys' Fees. Except as set forth in Section 16.15 hereof, each party shall pay its own attorneys' fees.
ARTICLE XIII
BROKERS
13.1Brokers. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller that, except for Cassidy Turley BT Commercial (“CT”) and Glen Property, Inc. (“Glen”) (collectively "Broker"), whose commissions shall be paid by Seller, there is no broker, finder, or intermediary of any kind with whom such party has dealt in connection with this transaction. At Closing, CT shall be paid a commission in an amount equal to five percent (5%) of the Purchase Price and Glen shall be paid a commission equal to two and one-half percent (2.5%) of the Purchase Price. Seller agrees to indemnify and hold harmless Purchaser, and Purchaser agrees to indemnify and hold harmless Seller, against and from all claims, demands, causes of action, judgments, and liabilities which may be asserted or recovered for fees, commissions, or other compensation claimed to be due to any party with whom the indemnifying party may have dealt in connection with this transaction, including costs and reasonable attorneys' fees incident thereto. The parties hereto agree that the foregoing obligations of indemnification shall survive the Closing hereunder or the expiration or termination of this Agreement, however caused.
ARTICLE XIV
DESTRUCTION OF IMPROVEMENTS; CONDEMNATION
14.1Loss. If, prior to Closing, any material portion of the Improvements on the Premises are damaged or destroyed (which, for this purpose, means a loss costing in excess of $100,000.00 to repair) and is not restored by the Closing Date, Seller shall notify Purchaser of such damage or destruction, and Purchaser shall have the right to elect within seven (7) days from and after receipt of such notice (and the Closing shall be extended as necessary to afford Purchaser the entire 7-day period if it is entitled to make such election), by written notice to Seller, either:
(i)    to terminate this Agreement, in which event the Earnest Money shall be paid to Purchaser and, except for any Surviving Obligations, neither party shall have any further liability or obligation hereunder; or
(ii)    to close the transaction contemplated hereby without a reduction in purchase price, and Seller shall assign to Purchaser Seller's rights in any insurance proceeds (and credit Purchaser at Closing the deductible and uninsured loss applicable thereto) to be paid to Seller in connection with such damage or destruction.
If Purchaser does not make such election within the aforesaid 7-day period, Purchaser shall be deemed to have elected to close the transaction contemplated hereby in accordance with clause (ii) of this Section 14.1.
14.2Condemnation. In the event of the actual or threatened taking, by exercise of right of eminent domain, of all or any part of the Property, Seller will give Purchaser immediate notice (a "Condemnation Notice") of such event. If prior to the Closing Date, any material portion of the Property shall be taken or threatened to be taken by exercise of right of eminent domain, then Purchaser may elect to terminate its obligations under this Agreement by written notice to such effect given to Seller within seven (7) days after Seller has delivered to Purchaser the Condemnation Notice, in which event the Earnest Money shall be returned to Purchaser and, except for any Surviving Obligations, neither party shall have any further liability or obligation hereunder. If, under such circumstances, Purchaser does not so elect to terminate its obligations hereunder, then the parties shall close the transaction contemplated hereby without a reduction in Purchase Price and, at the Closing, Seller shall assign to Purchaser all of Seller's right, title and interest in and to any condemnation award which may be payable to Seller on account of condemnation. For purposes of this Section 14.2, the term "taking" shall include temporary as well as permanent takings.
ARTICLE XV
EARNEST MONEY PROVISIONS
15.1If Purchaser elects to terminate this Agreement pursuant to Section 6.2 or Section 6.6, Escrow Holder shall pay the Earnest Money to the Purchaser, less the cost of canceling the escrow, one (1) business day following Purchaser's termination of this Agreement (if the current investment cannot be liquidated in one (1) day, the Earnest Money shall be paid to the Purchaser as soon as reasonably possible) and, except for any Surviving Obligations, neither party shall have any further obligation or liability hereunder.
15.2Upon a termination of this Agreement other than as described in Section 15.1 above, either party to this Agreement (the "Terminating Party") may give written notice to the other party (the "Non-Terminating Party") and the Escrow Holder of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. Except with respect to a termination pursuant to Section 6.2 and 6.6, the Non-Terminating Party shall then have five (5) days in which to object in writing to the release of the Earnest Money to the Terminating Party. If the Non-Terminating Party provides such a written objection, then the Escrow Holder shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.
15.3Except as provided in Section 15.1 above, Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by Escrow Holder directing the Earnest Money's disposition, the Escrow Holder shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Holder's option, Escrow Holder may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Holder may recover all of its court costs and reasonable attorneys' fees. The non-prevailing party in any such interpleader action shall be solely obligated to pay such costs and fees of Escrow Holder, as well as the reasonable attorneys' fees of the prevailing party in accordance with the provisions of this Agreement.

15.4The parties acknowledge that Escrow Holder is acting solely as a stakeholder at their request and for their convenience, that Escrow Holder shall not be deemed to be the agent of either of the parties, and that Escrow Holder shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from Escrow Holder's mistake of law respecting the Escrow Holder's scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Holder harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrow Holder's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Holder in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Holder.
ARTICLE XVI
MISCELLANEOUS
16.1Entire Agreement. This Agreement, including all exhibits attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not contained herein.
16.2Amendment. This Agreement may be amended only by a written memorandum subsequently executed by all of the parties hereto.
16.3No Waiver. Except as expressly provided herein, no waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act or default.
16.4Time of the Essence. Time is of the essence in the performance of each of the parties obligations contained in this Agreement.
16.5Computation of Time. In the computation of any period of time provided for in this Agreement or by law, time periods will expire at 5:00 p.m. Fremont, California time, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday and all subsequent dates shall be determined from such extended day for performance.
16.6Partial Invalidity. In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be; provided, however, that Seller shall have no obligation to convey the Property to the Purchaser unless the Purchase Price is paid.
16.7Headings. Headings of Sections are for convenience of reference only, and shall not be construed as a part of this Agreement.
16.8Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.
16.9Assignment. This Agreement may not be assigned by Purchaser without the prior written consent of Seller, which consent may be withheld in Seller's sole and absolute discretion. Notwithstanding the foregoing, Purchaser may assign this Agreement to an entity controlled by, controlling, or under common control with Lighthouse Worldwide Solutions, Inc., without obtaining Seller's consent.
16.10Notices. All notices (including, without limitation, approvals, consents and exercises of rights or options) required or permitted to be given hereunder shall be in writing and shall be served on the parties at the addresses set forth below or to such other address as the party entitled to receive such notice may, from time to time hereinafter, designate by giving written notice pursuant hereto. Any such notice shall be either (a) sent by personal delivery, in which case notice shall be deemed delivered upon receipt, (b) sent by certified mail, return receipt requested, postage prepaid, in which case notice shall be deemed delivered only upon actual delivery (or attempted delivery which is refused), (c) sent by overnight delivery using a nationally recognized overnight courier (e.g., Federal Express) with overnight delivery charges provided for in a manner satisfactory to such courier, in which case notice shall be deemed delivered one business day after deposit with such courier; or (d) via facsimile transmittal with a copy of such notice sent via the method set forth in (a), (b) or (c), in which case notice shall be deemed delivered upon receipt by the sender of electronic receipt of successful transmission. Notices given by counsel to the Purchaser shall be deemed given by Purchaser, and notices given by counsel to the Seller shall be deemed given by Seller.

If to Purchaser:	Lighthouse Worldwide Solutions, Inc. 46501 Landing Parkway Fremont, California 94538 Attn: Scott Salton Phone: (877) 949-1530 E-mail: ssalton@golighthouse.com Fax: (877) 949-6873

with a copy to:	Frank Maiorana Silicon Valley Law Group 25 Metro Drive, 6th Floor San Jose, California 95110 Phone: (408) 573-5700 E-mail: fhm@svlg.com Fax: (408) 668-1006

If to Seller:	Wells/Fremont Associates 11695 Johns Creek Parkway, Suite 350 Johns Creek, Georgia 30097 Attn: Brad Pittman Phone: (770) 418-8633 Email: brad.pittman@piedmontreit.com Fax: 770-418-8733

with a copy to:	Seyfarth Shaw LLP 1075 Peachtree Street, NE, Suite 2500 Atlanta, Georgia 30309 Attn: Mark A. Block, Esq. Phone: (404) 885-6718 Email: mblock@seyfarth.com Fax: 404-724-1718

If to Escrow Holder/Title Company:	First American Title Insurance Company 1737 North First Street, Suite 500 San Jose, California 95112 Attn: Sherry Savoy Phone: (408) 487-5026 E-mail: ssavoy@firstam.com Fax: (408) 451-7836

16.11Governing Law. This Agreement shall be governed in all respects by the internal laws of California.
16.12Counterparts; Execution. This Agreement and any amendments hereto may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument. This Agreement and any amendments hereto may be executed by facsimile signature or scanned e-mail signature, all of which are adopted by the parties as being as effective as original "wet-ink" signatures.
16.13Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.
16.14Attorneys' Fees. In the event of any litigation between the parties with respect to the Property, this Agreement, the Escrow, the performance of their obligations hereunder or the effect of a termination under this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation including, without limitation, reasonable attorneys' fees. Both one who prosecutes a claim successfully and one who successfully defends against a claim will be deemed a "prevailing party" for the purposes of the preceding sentence. Notwithstanding any provisions of this Agreement to the contrary, the obligations of the parties under this Section 16.14 shall survive any termination of this Agreement and the Closing.
16.15Survival. Except as expressly provided herein, no representations, warranties, covenants or agreements of Seller set forth herein shall survive the Closing.
16.16No Recording. Neither Seller nor Purchaser may record a copy of this Agreement or any memorandum hereof.
16.17Jury Waiver. Purchaser and Seller do hereby knowingly, voluntarily and intentionally waive their right to a trial by jury in respect of any litigation based hereon or arising out of, under, or in connection with this Agreement.
16.18Like-Kind Exchange Provisions. Seller may structure the disposition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at Seller's sole cost and expense. Purchaser shall reasonably cooperate therein, provided that Purchaser shall incur no costs, expenses or liabilities in connection with Seller's exchange. Seller shall indemnify, defend and hold harmless Purchaser therefrom, and Purchaser shall not be required to take title to or contract for the purchase of any other property. If Seller uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Seller hereunder shall not relieve, release or absolve Seller of its obligations to Purchaser.
16.19California Provisions.
(a)    Natural Hazard Disclosure Requirement Compliance. Purchaser and Seller acknowledge that Seller may be required to disclose whether the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency (California Government Code Section 8589.3); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Government Code Section 51178 et seq.); (iv) a wildland area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (v) an earthquake fault zone (Public Resources Code Section 2621.9); or (vi) a seismic hazard zone (Public Resources Code Section 2694) (sometimes all of the preceding are herein collectively called the "Natural Hazard Matters"). Seller has engaged or will cause the Title Company to engage the services of a natural hazard disclosure expert (the "Natural Hazard Expert"), to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations, if and to the extent such obligations exist, and to report the result of its examination to Purchaser and Seller in writing. The written report prepared by the Natural Hazard Expert (the "Natural Hazard Report") regarding the results of its examination will fully and completely discharge Seller from its disclosure obligations referred to in this Agreement or in the Natural Hazard Report, if and to the extent any such obligations exist. Purchaser agrees to provide Seller with a written acknowledgment of its receipt of the Natural Hazard Report. Purchaser's failure to terminate this Agreement pursuant to Section 6.2 above shall be deemed to be Purchaser's acceptance of all Natural Hazard Matters. Purchaser acknowledges that Seller has delivered to Purchaser the Commercial Property Owner's Guide to Earthquake Safety (the “Guide”), published by the State of California Seismic Safety Commission, which informs property owners generally of the risks attendant to earthquakes and the effect earthquakes could have on the their property. In connection with the Commercial Property Earthquake Weakness Disclosure Report (the "Disclosure Report") which is made a part of the Guide, Seller hereby notifies Purchaser that with respect to Question Nos. 1 through 4 in such Disclosure Report, Seller does not know the answers to such questions and that, by the execution of this Agreement by Seller, Seller shall have been deemed to have executed and delivered the Disclosure Report and shall be deemed to have checked the "Don't Know" box following each such questions.
(b)    Water Shortage Area. Purchaser understands that the Property may be located in an area which is or may be experiencing serious water shortages. The policies of the local supplier, water district, city and/or county (collectively, "Water Agencies"), in whose area the Property is located may result in (i) limitations on the amount of water available to the Property, (ii) controls on the uses of water, and (iii) increasing graduated unit costs of the water that is available to the Property. Purchaser shall have the right to contact the Water Agencies having jurisdiction over the Property in order to obtain information concerning their current policies and to determine the extent to which those policies may affect Purchaser's intended use of the Property, as well as any other anticipated change in those policies and the potential impact on such changes. Purchaser hereby expressly assumes such risk and hereby releases Seller and its agents and representatives and each of them from any and all loss, injury or damage which will or may be sustained by Purchaser as a consequence of the Property being in an area which is or may be experiencing water shortages.
(c)    Other Disclosures. Purchaser also understands the following and will consider the effect and impact of the same on Purchaser's decision to purchase the Property:
(i)    That the Property may be reassessed for tax purposes as of the Closing and that a supplemental tax bill or bills may be issued after the Closing attributable to the transfer of title to the Property from Seller to Purchaser or for other reasons, and such supplemental taxes may be a lien against all or a portion of the Property;
(ii)    That in connection with the transfer of title to the Property from Seller to Purchaser a Preliminary Change of Ownership Report may be required to be filed with the Assessor of the County in which the Property is located; and
(iii)    That the Property may be affected by future development of surrounding areas or by changes in laws, including, without limitation land use laws and land use and other plans.
(d)    Seller Representation: The water heater(s) at the Property, if any, is (are) in compliance with California Health and Safety Code Section 19211.

[Signatures to appear on the following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

SELLER:

WELLS/FREMONT ASSOCIATES, a Georgia joint venture

PIEDMONT OPERATING PARTNERSHIP, LP, a
Delaware limited partnership

By:    Piedmont Office Realty Trust, Inc.,
a Maryland corporation, its sole
General Partner

By: /s/ Robert E. Bowers
Name:    Robert E. Bowers
Title:     Executive Vice President

FUND X AND FUND XI ASSOCIATES,
a Georgia joint venture

By:    WELLS REAL ESTATE FUND X, L.P.,
a Georgia limited partnership

By:	Wells Partners, L.P., a Georgia limited partnership, as General Partner

By:	Wells Capital, Inc., a Georgia corporation, as General Partner

By: /s/ Randall D. Fretz
Name:    /Randall D. Fretz
Title:     Sr. Vice President

By:    /s/ Randall D. Fretz
Leo F. Wells, III, General Partner, by
and through Randall D. Fretz
as attorney in fact

[Seller signatures continued on following page]

By:    WELLS REAL ESTATE FUND XI, L.P.,
a Georgia limited partnership

By:	Wells Partners, L.P., a Georgia limited partnership, as General Partner

By:	Wells Capital, Inc., a Georgia corporation, as General Partner

By: /s/ Randall D. Fretz
Name:    Randall D. Fretz
Title:     Sr. Vice President

By:    /s/ Randall D. Fretz
Leo F. Wells, III, General Partner, by
and through Randall D. Fretz
as attorney in fact

Date:     June 3, 2011

[Signatures continued on following page]

PURCHASER:

LIGHTHOUSE WORLDWIDE SOLUTIONS,
INC., a California corporation

By: /s/ Dr. Tae Yun Kim
Name:    Dr. Tae Yun Kim
Title:     CEO & Chairman

Date:     5-31-2011

TITLE COMPANY
Escrow Holder is executing this Agreement solely to evidence its agreement to hold the Earnest Money in accordance with the terms and conditions of this Agreement and to consummate the purchase and sale of the Property as escrow agent for Purchaser and Seller pursuant to the terms of the Agreement.
FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBITS
Exhibit "A"        Legal Description
Exhibit "B"        Bill of Sale, Assignment of Contracts and Intangibles
Exhibit "C"        Non-Foreign Affidavit

EXHIBIT "A"

LEGAL DESCRIPTION

Lots 1 and 2 of Tract 4200, as shown on that certain Map filed August 30, 1979, in Book 112 of Maps, at Page 85 and 86, Alameda County, California records.

EXHIBIT "B"

BILL OF SALE, ASSIGNMENT OF CONTRACTS AND INTANGIBLES

THIS BILL OF SALE, ASSIGNMENT OF CONTRACTS AND INTANGIBLES (this "Assignment") is made as of this _____ day of ____________, 2011, pursuant to that certain Purchase and Sale Agreement dated __________________ (the "Sale Agreement"), by and between                     , a                      ("Seller"), and                     , a                      ("Purchaser"), covering the real property and improvements described on Exhibit "A" attached hereto (the "Real Property").
NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:
1.    Sale of Personal Property. Seller hereby quitclaims to Purchaser all right, title and interest of Seller in and to the Personal Property and all Intangible Property (as such terms are defined in the Sale Agreement).
2.    Assignment and Assumption of Service Contracts. Seller hereby transfers, conveys and assigns to Purchaser all right, title and interest of Seller in, to and under the service contracts set forth on Exhibit "A" attached hereto. Purchaser hereby accept the foregoing transfer, conveyance and assignment of service contracts from Assignor and hereby assumes and covenants to pay, perform, discharge, fulfill and observe all of the obligations, covenants and conditions of Seller under the service contracts to the extent accruing and arising from and after the date hereof.
3.    Indemnification. Seller covenants and agrees to indemnify, save and hold harmless Purchaser from and against any and all loss, cost, expense, liability or claims accruing or arising prior to the date hereof from or in any way related to the service contracts accruing or arising prior to the date hereof. Purchaser covenants and agrees to indemnify, save and hold harmless Seller from and against any and all loss, cost, expense, liability or claims accruing or arising from and after the date hereof from or in any way related to the service contracts accruing or arising from and after the date hereof.
4.    Successors and Assigns. The provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
5.    Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
6.    Capitalized Terms. Capitalized terms not otherwise defined herein shall have the same meaning herein as in the Sale Agreement.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Assignment to be duly executed as of the day and year first above written.
SELLER:

, a

By:
Name:
Title:

PURCHASER

, a

By:
Name:
Title:

Exhibit "A"

Service Contracts

EXHIBIT "C"

NON-FOREIGN AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a United States real property interest must withhold tax if the transferor (seller) is a foreign person. The undersigned, being first duly sworn on oath, and under penalty of perjury, hereby certifies the following on behalf of ___________________________ (the "Transferor"):

1.    The Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person, as those terms are defined in the Internal Revenue Code (the "Code") and the Income Tax Regulations.

2.    The office address of the Transferor is __________________________________.

3.    The United States taxpayer identification number of the Transferor is _________________.

This Affidavit is being given pursuant to Section 1445 of the Code to inform the transferee that withholding of tax is not required upon this disposition of a United States real property interest. The Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained hereby could be punished by fine, imprisonment, or both. Under penalties of perjury, the undersigned hereby certifies that to the best of its knowledge and belief, this Affidavit is true, correct and complete and I further declare that I have authority to sign this document on behalf of the Transferor.

Dated: __________________